CLASS C DISTRIBUTION PLAN

I.    Investment Company: TEMPLETON GLOBAL SMALLER COMPANIES FUND

II.   Fund:  TEMPLETON GLOBAL SMALLER COMPANIES FUND-CLASS C

III.  Maximum Per Annum Rule 12b-1 Fees for Class C Shares
      (as a percentage of average daily net assets of the class)

         A. Distribution Fee: 0.75%

         B. Service Fee: 0.25%

                      Preamble to Class C Distribution Plan

     The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") by the Investment Company named above ("Investment Company") for the Class C shares (the "Class") of the Fund named above ("Fund"), which Plan shall take effect as of the date Class shares are first offered (the "Effective Date of the Plan"). The Plan has been approved by a majority of the Board of Directors or Trustees of the Investment Company (the "Board"), including a majority of the Board members who are not interested persons of the Investment Company and who have no direct, or indirect financial interest in the operation of the Plan (the "non-interested Board members"), cast in person at a meeting called for the purpose of voting on such Plan.

     In reviewing the Plan, the Board considered the schedule and nature of payments and terms of the Investment Management Agreement between the Investment Company and Templeton Investment Counsel, LLC ("TICL") and the terms of the Distribution Agreement between the Investment Company and Franklin/Templeton Distributors, Inc. ("Distributors"). The Board concluded that the compensation of TICL, under the Investment Management Agreement, and of Distributors, under the Distribution Agreement, was fair and not excessive. The approval of the Plan included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.


                                Distribution Plan

     1. (a) The Fund shall pay to Distributors a quarterly fee not to exceed the above-stated maximum distribution fee per annum of the Class' average daily net assets represented by shares of the Class, as may be determined by the Board from time to time.

        (b) In addition to the amounts described in (a) above, the Fund shall pay (i) to Distributors for payment to dealers or others, or (ii) directly to others, an amount not to exceed the above-stated maximum service fee per annum of the Class' average daily net assets represented by shares of the Class, as may be determined by the Fund's Board from time to time, as a service fee pursuant to servicing agreements which have been approved from time to time by the Board, including the non-interested Board members.

     2. (a) Distributors shall use the monies paid to it pursuant to Paragraph 1(a) above to assist in the distribution and promotion of shares of the Class. Payments made to Distributors under the Plan may be used for, among other things, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, including a pro-rated portion of Distributors' overhead expenses attributable to the distribution of Class shares, as well as for additional distribution fees paid to securities dealers or their firms or others who have executed agreements with the Investment Company, Distributors or its affiliates, which form of agreement has been approved from time to time by the Fund's Board, including the non-interested Board members. In addition, such fees may be used to pay for advancing the commission costs to dealers or others with respect to the sale of Class shares.

        (b) The monies to be paid pursuant to paragraph 1(b) above shall be used to pay dealers or others for, among other things, furnishing personal services and maintaining shareholder accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records; assisting with purchase and redemption requests; arranging for bank wires; monitoring dividend payments from the Fund on behalf of customers; forwarding certain shareholder communications from the Fund to customers; receiving and answering correspondence; and aiding in maintaining the investment of their respective customers in the Class. Any amounts paid under this paragraph 2(b) shall be paid pursuant to a servicing or other agreement, which form of agreement has been approved from time to time by the Board.

     3. In addition to the payments which the Fund is authorized to make pursuant to paragraphs 1 and 2 hereof, to the extent that the Fund, TICL, Distributors or other parties on behalf of the Fund, TICL or Distributors make payments that are deemed to be payments by the Fund for the financing of any activity primarily intended to result in the sale of Class shares issued by the Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to have been made pursuant to the Plan.

     In no event shall the aggregate asset-based sales charges which include payments specified in paragraphs 1 and 2, plus any other payments deemed to be made pursuant to the Plan under this paragraph, exceed the amount permitted to be paid pursuant to Rule 2830(d) of the Conduct Rules of the National Association of Securities Dealers, Inc., Article III, Section 26(d).

     4. Distributors shall furnish to the Board, for its review, on a quarterly basis, a written report of the monies reimbursed to it and to others under the Plan, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

     5. (a) Distributors may assign, transfer or pledge ("Transfer") to one or more designees (each an "Assignee"), its rights to all or a designated portion of the fees to which it is entitled under paragraph 1 of this Plan from time to time (but not Distributors' duties and obligations pursuant hereto or pursuant to any distribution agreement in effect from time to time, if any, between Distributors and the Fund), free and clear of any offsets or claims the Fund may have against Distributors. Each such Assignee's ownership interest in a Transfer of a specific designated portion of the fees to which Distributors is entitled is hereafter referred to as an "Assignee's 12b-1 Portion." A Transfer pursuant to this Section 5(a) shall not reduce or extinguish any claims of the Fund against Distributors.

        (b) Distributors shall promptly notify the Fund in writing of each such Transfer by providing the Fund with the name and address of each such Assignee.

        (c) Distributors may direct the Fund to pay any Assignee's 12b-1 Portion directly to each Assignee. In such event, Distributors shall provide the Fund with a monthly calculation of the amount to which each Assignee is entitled (the "Monthly Calculation"). In such event, the Fund shall, upon receipt of such notice and Monthly Calculation from Distributors, make all payments required directly to the Assignee in accordance with the information provided in such notice and Monthly Calculation upon the same terms and conditions as if such payments were to be paid to Distributors.

        (d) Alternatively, in connection with a Transfer, Distributors may direct the Fund to pay all or a portion of the fees to which Distributors is entitled from time to time to a depository or collection agent designated by any Assignee, which depository or collection agent may be delegated the duty of dividing such fees between the Assignee's 12b-1 Portion and the balance (such balance, when distributed to Distributors by the depository or collection agent, the "Distributors' 12b-1 Portion"), in which case only Distributors' 12b-1 Portion may be subject to offsets or claims the Fund may have against Distributors.

     6. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by the Board, including the non-interested Board members, cast in person at a meeting called for the purpose of voting on the Plan.

     7. The Plan, and any agreements entered into pursuant to this Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding voting securities of the Fund or by vote of a majority of the non-interested Board members, on not more than sixty (60) days' written notice, or by Distributors on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the Investment Management Agreement between the Fund and TICL.

     8. The Plan, and any agreements entered into pursuant to this Plan, may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 1 hereof without approval by a majority of the Fund's outstanding voting securities.

     9. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by the non-interested Board members cast in person at a meeting called for the purpose of voting on any such amendment.

     10. So long as the Plan is in effect, the selection and nomination of the Fund's non-interested Board members shall be committed to the discretion of such non-interested Board members.

     This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Investment Company and Distributors as evidenced by their execution hereof.

Date:  June 1, 2004


                                 Templeton Global Smaller Companies Fund


                                 By:/s/MURRAY L. SIMPSON
                                    -------------------------------------
                                    Murray L. Simpson
                                    Vice President and Assistant Secretary


                                 Franklin/Templeton Distributors, Inc.



                                 By:/s/PETER D. JONES
                                    -------------------------------------
                                    Peter D. Jones
                                    President